As filed with the Securities and Exchange Commission on February 26, 2009
Registration No. 333-13531

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WEATHERFORD INTERNATIONAL LTD.
(Exact name of registrant as specified in its charter)

Switzerland (State or other jurisdiction of incorporation or organization)	98-0606750 (I.R.S. Employer Identification Number)

Alpenstrasse 15 6300 Zug
Switzerland (Address of Principal Executive Offices)	N/A (Zip Code)
Energy Ventures, Inc. 1992 Employee Stock Option Plan;
Weatherford International, Inc. Executive Deferred Compensation Stock Ownership Plan (f/k/a Energy
Ventures, Inc. Executive Deferred Compensation Stock Ownership Plan);
Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan (f/k/a Energy
Ventures, Inc. Foreign Executive Deferred Compensation Stock Plan)
(Full title of the plan)
Burt M. Martin
Weatherford International Ltd.
515 Post Oak Blvd., Suite 600
Houston, Texas 77027
(713) 693-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
W. Mark Young
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) to Registration Statement on Form S-8 (File No. 333-13531) (as amended, this “Registration Statement”) is being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Weatherford International Ltd., a Swiss joint-stock corporation (“Weatherford-Switzerland”), as the successor issuer to Weatherford International Ltd., a Bermuda exempted company (“Weatherford-Bermuda”), following a share exchange transaction effected by a scheme of arrangement under Bermuda law for the purposes of changing our place of incorporation from Bermuda to Switzerland. We refer to the transactions effecting this change collectively as the redomestication. As a result of the redomestication which became effective on February 26, 2009, Weatherford-Bermuda is now a direct, wholly-owned subsidiary of Weatherford-Switzerland. Pursuant to the redomestication, each share of Weatherford-Bermuda was exchanged for one share of Weatherford-Switzerland.
     Weatherford-Switzerland has assumed Weatherford-Bermuda’s obligation to deliver shares under the Weatherford International, Inc. Executive Deferred Compensation Stock Ownership Plan (f/k/a Energy Ventures, Inc. Executive Deferred Compensation Stock Ownership Plan) and Weatherford International, Inc. Foreign Executive Deferred Compensation Stock Plan (f/k/a Energy Ventures, Inc. Foreign Executive Deferred Compensation Stock Plan) (collectively, the “Plans”). Consequently, the registered shares, par value 1.16 Swiss francs per share, of Weatherford-Switzerland will henceforth be issuable under the Plans in lieu of the common shares, par value U.S. $1.00, of Weatherford-Bermuda (“Weatherford-Bermuda Common Shares”). Weatherford-Switzerland expressly adopts this Registration Statement as its own registration statement for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under the Registration Statement may include newly issued securities, securities held in treasury by Weatherford-Switzerland or securities held by Weatherford-Switzerland’s subsidiaries.
     In accordance with the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 2 hereby removes from registration all of the Weatherford-Bermuda Common Shares previously registered under the Registration Statement for issuance pursuant to the Energy Ventures, Inc. 1992 Employee Stock Option Plan that remain unsold and unissued as of the date hereof. The Registration Statement is hereby amended to reflect the deregistration of such Weatherford-Bermuda Common Shares.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Weatherford-Bermuda, or by Weatherford-Switzerland as successor issuer, with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act are hereby incorporated by reference in this Registration Statement:
     • Weatherford-Bermuda’s annual report on Form 10-K for the year ended December 31, 2008;
     • Weatherford-Bermuda’s current reports on Form 8-K (other than information furnished rather than filed), filed with the Commission on January 6, 2009, January 8, 2009, January 15, 2009, February 10, 2009, and February 26, 2009;
     • Weatherford-Switzerland’s current report on Form 8-K filed on February 26, 2009; and
      • the description of Weatherford-Switzerland’s shares, par value 1.16 Swiss francs per share, contained in Weatherford-Switzerland’s current report on Form 8-K filed with the Commission on February 26, 2009, including any amendment or report filed for the purpose of updating such description.

     Each document filed by Weatherford-Switzerland pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such document. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     Weatherford-Switzerland is a Swiss joint-stock corporation. Weatherford-Switzerland believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that under Swiss law Weatherford-Switzerland may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Weatherford-Switzerland’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Weatherford-Switzerland to the fullest extent allowed by law. Under Weatherford-Switzerland’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer.
     Swiss law permits Weatherford-Switzerland, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. Weatherford-Switzerland may obtain such insurance from one or more third party insurers or captive insurance companies. Weatherford-Switzerland has also entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Weatherford-Switzerland will indemnify each such director and executive officer, except in case of gross negligence or willful intent. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification. The disinterested members of the board of directors of Weatherford-Switzerland or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the board or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and Weatherford-Switzerland has the burden of proof in seeking to overcome such presumption. If the board or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his right to indemnification under his agreement.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	Articles of Association of Weatherford-Switzerland (incorporated by reference to Exhibit 3.1 to Weatherford-Switzerland’s Current Report on Form 8-K filed on February 26, 2009).

4.2	Organizational Regulations of Weatherford-Switzerland (incorporated by reference to Exhibit 3.2 to Weatherford-Switzerland’s Current Report on Form 8-K filed on February 26, 2009).

5.1*	Opinion of Baker & McKenzie Geneva.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Baker & McKenzie Geneva (included in its opinion filed as Exhibit 5.1 hereto).

24.1**	Powers of Attorney.

*	Filed herewith.

**	Previously filed.
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 26, 2009.

WEATHERFORD INTERNATIONAL LTD.
By:	/s/ Bernard J. Duroc-Danner
Bernard J. Duroc-Danner
President, Chief Executive Officer, Chairman of the Board and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bernard J. Duroc-Danner Bernard J. Duroc-Danner	President, Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	February 26, 2009

/s/ Andrew P. Becnel Andrew P. Becnel	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 26, 2009

/s/ Jessica Abarca Jessica Abarca	Vice President — Accounting and Chief Accounting Officer (Principal Accounting Officer)	February 26, 2009

* Nicholas F. Brady	Director	February 26, 2009

* David J. Butters	Director	February 26, 2009

* William E. Macaulay	Director	February 26, 2009

* Robert B. Millard	Director	February 26, 2009

* Robert K. Moses, Jr.	Director	February 26, 2009

* Robert A. Rayne	Director	February 26, 2009

*By: /s/ Burt M. Martin Burt M. Martin, Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Articles of Association of Weatherford-Switzerland (incorporated by reference to Exhibit 3.1 of Weatherford-Switzerland’s Current Report on Form 8-K filed on February 26, 2009).

4.2	Organizational Regulations of Weatherford-Switzerland (incorporated by reference to Exhibit 3.2 to Weatherford-Switzerland’s Current Report on Form 8-K filed on February 26, 2009).

5.1*	Opinion of Baker & McKenzie Geneva.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Baker & McKenzie Geneva (included in its opinion filed as Exhibit 5.1 hereto).

24.1**	Powers of Attorney.

*	Filed herewith.

**	Previously filed.